Exhibit 99.1

JMP GROUP ANNOUNCES ACQUISITION OF CRATOS CAPITAL MANAGEMENT

Investment Broadens Firm’s Alternative Asset Management Capabilities

SAN FRANCISCO, Apr. 13, 2009 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its newly formed subsidiary, JMP Credit Corporation, has acquired Cratos Capital Partners, LLC.

Cratos Capital Partners’ subsidiary, Cratos Capital Management, based outside Atlanta, Georgia, serves as the investment adviser to Cratos CLO I, Ltd., a collateralized loan obligation originally funded in May 2007. The CLO portfolio consists of $467 million par amount of senior secured corporate loans extended to more than 75 different borrowers, diversified by industry, geography and borrower classification.

“We believe that establishing JMP Credit Corporation and acquiring Cratos is an important step towards our goal of expanding JMP’s alternative asset management franchise,” said Chairman and Chief Executive Officer Joseph Jolson. “We welcome Bryan Hamm, Craig Kitchin, Fred Passenant and their colleagues to JMP and expect that their corporate credit expertise will enable our firm capitalize on the attractive investment opportunities available today in corporate loans and distressed debt.”

JMP Credit Corporation has been capitalized with an initial equity contribution from JMP Group of $4 million, not including a co-investment by Cratos management that will be accounted for as a minority interest.

As result of the Cratos acquisition, under GAAP accounting rules JMP Group will be required to consolidate Cratos CLO I’s financial statements with its own, resulting in a significant increase in the total assets and total liabilities recorded on JMP Group’s balance sheet. However, the Cratos CLO I debt is nonrecourse to Cratos, meaning that the $446 million net par amount of outstanding CLO debt does not represent a financial obligation of JMP Group, JMP Credit Corporation or Cratos Capital Partners.

About JMP Group

JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through three subsidiaries: JMP Securities, JMP Capital and Harvest Capital Strategies. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com